Q3 FY24 From the CEOs Fellow shareholders, It’s been a milestone quarter for the Atlassian history books. Today, Atlassian is a cloud-majority company. We have over 300,000 customers using our Cloud products and have seen a 3x increase in paid seats in the cloud since we announced the end-of- support for our Server products three and a half years ago. As we watched our dashboard tracking paid Server users reach zero, we reflected on how daunting this mountain appeared when we first drew up plans to sunset our Server offerings. And while this milestone is just that – one significant moment amongst many across our multi- year journey – we are chuffed with our accomplishments. Overall, we migrated more paid seats to the cloud than we had initially projected, underscoring the innovation we’ve been shipping and our customers' desire to make the switch. We’ve also consistently seen lower-than-expected churn from our Server base, which speaks to the mission-critical role our products play and value they deliver. As we look ahead, we have an even larger opportunity in the cloud than we had originally believed. We’ll continue to execute against our roadmap to pave the path for our Data Center customers to realize the innovation that can only be found in the Atlassian cloud. However, this quarter will be marked by more than a momentous cloud milestone. After an incredible 23 years, Scott Farquhar has made the decision to step down as co-CEO. Scott’s last day as co-CEO will be August 31, 2024. He will remain active as a Board member and assume a special advisor role. The contribution Scott has made in founding and building Atlassian is impossible to quantify, but can best be illustrated by the tens of thousands of jobs created, the hundreds of thousands of customers supported, and the millions of daily users around the world whose lives are improved by Atlassian’s software. Atlassian paved the way for other Australian technology companies and continues to do so today. Scott steps away to spend more time with his young family, improve the world via philanthropy, and help further the technology industry globally. Rest assured, there will be many moments of thanks and celebration of the incredible impact Scott has made in the coming months. Mike will continue to lead as CEO as Atlassian pursues its mission to unleash the potential of every team and capitalize on its strengths in the AI era. Atlassian in the AI era Atlassian is uniquely positioned to harness its competitive edge in the AI space. By combining the transformative power of AI with our 20+ years of data and insights into how teams plan, track, and deliver work, we can increase the velocity at which teams move work forward. And because we lead with R&D (as opposed to marketing or pricing), we focus on shipping high-quality features that drive user adoption by delivering value from day one. 2

Last quarter, following the general availability (GA) announcement of Atlassian Intelligence, we said we'd be shipping new AI features at a healthy clip. In March we shipped the capability to create automation rules in Jira using natural language, powered by Atlassian Intelligence. With a simple description of what to automate, users can quickly create automation rules and let Atlassian Intelligence take care of the intricate process of formulating these rules.

We also continued to thread Atlassian Intelligence throughout Jira Service Management to help teams deliver exceptional employee support. By rolling out advancements to the Virtual Agent as well as AI-powered summaries and agent recommendations, we're making it dead simple for 1) employees to self-serve and get help fast; and 2) support agents to provide help faster. In addition, the new AI-powered service desk configuration capabilities make it even easier for teams beyond IT (e.g., HR, facilities, legal) to configure service desks tailored to their needs.



Jira
Create
Automation
Create rule
Create rules quickly with the power of AI
Templates for teams like yours
AI powered rules for your team

We're already seeing many of our customers benefit from the power of AI and virtual agent capabilities. FanDuel Group, a driving force in a multi-billion dollar gaming industry, cut tickets that require human intervention by 85%. Similarly, OVO Energy, a renewable energy leader with 4 million customers, is resolving 23% of all support requests in less than 5 seconds.

ATLASSIAN + OVO ENERGY

"Atlassian Intelligence has helped our DevOps practices by reducing context-switching. We leveraged the virtual agent to create an AI-powered Developer Assistant to streamline support for developers in Slack; this means they can get help without having to leave their favorite tools. Alongside AI answers and issue summaries, harnessing Atlassian Intelligence to reduce distractions has led to **a boost in our developer experience**."

Martin Brignall
Developer Tooling Specialist at OVO Energy

ovo energy

ATLASSIAN Q3 FY24 3

Our approach has translated to over 30,000 customers enabling Atlassian Intelligence, with monthly active users (MAU) increasing 3x since launching into GA in December 2023. And the early feedback we're hearing demonstrates the value these customers are realizing. Weekly users of Atlassian Intelligence in Confluence tell us they're saving over 45 minutes a week on average, and 77% of users report saving time using AI search functions.

This is just the tip of the iceberg when it comes to the customer impact we can make in the AI space. We have the talent, resources, and platform capabilities to harness the unique data and deep knowledge of teamwork we've built over years of helping millions of teams drive mission-critical work forward. We're eagerly awaiting Team '24, where we'll take the stage and unveil more ways in which we'll unleash the potential of Atlassian customers through Atlassian Intelligence.

🥁 A consistent innovation drumbeat

We had a busy Q3 shipping an array of innovations to support our customers.

Earlier this quarter, we delivered AI enhancements across Loom for better async video collaboration. Loom was subsequently named one of Fast Company's Most Innovative Companies in the workplace category. This reinforces our belief that the rise of distributed work will mean async video increasingly becomes a communication mode of choice alongside text, presentations, and worksheets for the next generation of working professionals.

We're already seeing this culture change play out, with more and more customers choosing to collaborate via Loom in order to reduce real-time meetings.

ATLASSIAN + WEBSTRATEGIES

"I prefer Loom for the organization capabilities in the platform and the AI summaries layered on top for the added gained efficiencies. Fifteen meetings [were] eliminated after switching to Loom in the second half of 2023."

Caroline Hall Prettyman
Senior Manager, HubSpot Strategy, WebStrategies inc.

WebStrategies


loom
Work faster and smarter with Loom AI
Product Demo

Turbocharged by new AI capabilities, 23 million videos have been enhanced via Loom AI, boosting viewer engagement by 18%. We're excited to continue innovating in this space in order to help teams collaborate in richer, more human ways.

ATLASSIAN Q3 FY24 4

We also launched Confluence whiteboards into GA, a dynamic and interactive feature that facilitates ideation and collaboration, turning the in-person team whiteboarding experience into an effortless digital experience. We shipped recent enhancements like dark mode, as well as smart sections, which take the effort out of making updates to Jira issues after planning sessions.

With Confluence whiteboards, customers can avoid adding another tool to their organization, instead consolidating their collaboration tools to where their work is getting done – right in Confluence. One large technology company is saving $60,000 a year by using Confluence whiteboards instead of competitor tools. To date, over 600,000 Confluence whiteboards have been created, capturing the beginning of millions of bright ideas.


Confluence
Launch brainstorm
Where do we start?
Support partner and customer collaboration
Invest in user education
Expand our offerings
Increase social presence
Unblock ordering process
Build a foundation for community growth
Streamline marketplace engagement
Aa

ATLASSIAN + TRUST BANK

"Confluence whiteboards have helped Trust Bank collaborate more effectively across our teams, especially in the discovery and delivery phases of our product development. This has allowed us to visualize and align on development plans and key priorities, raise and identify risks and blockers early, and track progress on key items at a glance."

Stewart Gray
Agile Coach, Trust Bank

We also are excited to announce we've acquired Optic, an API documentation and management tool that makes it easy for developers to publish accurate API documents, avoid breaking changes, and improve the design of their APIs. Adding Optic to Compass will accelerate our ability to empower engineering teams and improve productivity by helping developers find the documentation they need and ship faster. Customers will be better able to keep accurate, useful, and relevant API documentation to improve how they build and operate software.

While our product suite serves customers' core needs around aligning, planning, and sharing work, our Marketplace extends the product's capabilities to cover specialized use cases. In Q3, the Atlassian Marketplace surpassed $4 billion in lifetime sales. More than 1,800 Marketplace partners have built more than 5,700 apps and integrations, delivering even more value and innovation to our customers. This is a testament to our philosophy of having an open, extensible, yet flexible foundation.

ATLASSIAN Q3 FY24 5

A landmark quarter for our cloud future

We're proud as punch to showcase our cloud progress to date.

When we announced we'd be sunsetting Server products three and a half years ago, we knew this change would require a big transition for us and for our on-premises customers. But we also knew that it would accelerate our progress in driving the future of teamwork. At the same time, we've always maintained cloud migrations would be a multi-year journey and Server's end-of-support would be one milestone on that journey.

Today, the Atlassian cloud is powering more than 300,000 customers like NASA, Reddit, Rivian, Domino's Pizza Enterprises Ltd, and Paypal. Our customers now have more paid seats in Cloud products than in on-premises deployments. In fact, 94% of customers who use Jira Software, Confluence, and/or Jira Service Management have a presence in the cloud. What's more, after migrating to Cloud, our customers are telling us they're experiencing greater productivity and collaboration:

Customers benefit after migrating to Cloud


27%
Average productivity increase
47%
Average improvement in cross-functional collaboration
44%
Improvement in their ability to make insight-driven decisions more quickly

Source: TechValidate survey of 487 migrated Atlassian customers

The program to sunset our Server products has been an overall success. We beat our original expectations in both the number of paid seats migrated to Cloud and in customer churn. These numbers reflect the immense effort of teams right across Atlassian. What's even more exciting is that we have an even bigger opportunity than we originally believed, as Data Center customers migrate to Cloud in the coming years.

Paid seats by deployment


KEY
Cloud
Data center
Server
Beginning
(10/31/20)
Ending
(3/31/24)
Future

Notes:
Ending balance includes an estimate of active Server seats post-end of support date.
Future is illustrative of the paid seat composition at an unspecified future date.

Data Center to Cloud Migrations


FY21
FY22
FY23
FY24E

ATLASSIAN Q3 FY24 6

Q3 FY24 Data Center has proven to be a stepping stone for our customers to ultimately get to the cloud. We’ve already seen strong Data Center to Cloud migration success, and that progress has been building each year. This reflects the deep relationships we’ve built with our largest customers, the significant advancements we’ve made in building enterprise platform capabilities, and the strong desire from customers to move to Cloud. In order to pave the way for our Data Center customers, we’ve been laser-focused on advancing our enterprise-grade cloud platform. We’ve been consistently increasing the scale of our Cloud products, meeting critical regulatory compliance standards, and enhancing data governance. Each quarter that we’ve shipped a new capability, we’ve seen customers from highly regulated industries make the move to Cloud thereafter. A few examples: • Healthcare: Castlight and CHC Healthcare • Financial Services: EMC Insurance, EQ Bank and Finoa • Government: UK Driver & Vehicle Licensing Agency • Highly regulated regions: The European Union, where customers like Software AG and Voith reside. And on the heels of announcing our Canada data residency option last quarter, we added multiple new regions in Q3 that will unlock Cloud for even more customers including the United Kingdom, Japan, Switzerland, India, and South Korea. 7 Steady delivery on our Cloud roadmap

Q3 FY24 Once customers experience Cloud, the value is clear. With the additions of platform features like automation, Atlassian Analytics, and Atlassian Intelligence, customers are getting more bang for their buck, and teams are able to work faster and smarter, together. As our largest customers migrate from Data Center to Cloud, we’ve had the opportunity to engage more deeply, build strategic relationships, and open the door to conversations with customers who want to do more with us. That might be consolidating tools onto the Atlassian platform, adding more products to address their challenges, or upgrading to higher-level editions to take advantage of more advanced capabilities. One such success story is the State of Utah, a customer whose vision is to be a technology leader that delivers value and simplifies the lives of Utah residents. This example is not an uncommon one. As we work with Data Center customers on their journey to Cloud, these conversations are happening more frequently. Atlassian is heads-down and focused on execution so we can help customers realize their full potential, which will ultimately be unleashed in the cloud. 8 State of Utah Several teams across the state government were already using Atlassian tools, including Trello, Jira Software, Bitbucket, Confluence, and Atlassian Access. Trello had become particularly popular as an intuitive project management tool that anyone could learn fast. As it spread quickly and organically, the IT team utilized Atlassian Access and reinforced to leadership the need for a more centralized, secure, cloud-based ecosystem. IT was able to convince leadership to migrate and consolidate on Atlassian’s cloud platform. Not only would they save money, but it would also reduce the IT team’s pain points, allowing them to be more strategic by giving them just one platform to manage. Today, the State of Utah relies on an integrated ecosystem of Enterprise edition tools to serve its constituents: • Jira Software for continuous integration and continuous delivery (CI/CD) • Bitbucket for securely storing code • Trello for non-technical project management • Confluence for knowledge management • Atlassian Access for single sign-on and enterprise-grade identity management The State of Utah has been able to unlock efficiency and effectiveness in the cloud to transform the way they work. Prior to Jira, they were using 14 different project management systems. But a move to Jira Cloud meant a speed up provisioning, improved collaboration and project management, and more transparency into projects across the State of Utah.

Q3 FY24 More to come at Team '24 We’ll also be holding our Investor Day at Team ’24 on May 1st, with a live stream option for those who can’t make it to Vegas. We hope to see you there! 9 We're excited to be hosting our flagship user event, Team ’24, in Las Vegas next week. This will be a three-day live event, April 30 - May 2, where we unveil plenty of new product features, along with breakout sessions, interactive labs, hands-on training, and networking opportunities for our customers. Mike Cannon-Brookes Co-founder and co-CEO Scott Farquhar Co-founder and co-CEO MIKE & SCOT T

Q3 FY24 10 Third quarter fiscal year 2024 financial summary (U.S. $ in thousands, except percentages and per share data) Third quarter fiscal year 2024 highlights Strong migrations and enterprise sales execution drove revenue, gross profit, and operating income ahead of our expectations. We delivered record billings and surpassed $1 billion in subscription revenue driven by growth in our Cloud and Data Center businesses. Strong customer retention drove record migrations as we ended support for our Server offerings, resulting in better-than-expected Data Center and Marketplace revenue. Gross profit and operating income benefited from revenue outperformance and disciplined cost management. We continue to execute well against our long-term objectives of consistently delivering differentiated value and innovation to customers, making meaningful progress on our cloud roadmap, and building new capabilities to better serve enterprise customers. The strong migrations to Data Center this quarter demonstrate not only customer commitment to the Atlassian platform but also the significant opportunity we have to deliver sustained, long-term Cloud revenue growth in the future. FE I I F AJ C % %' AE E A C J DD IP L GMRP LCP D DN NDO PG OD C LC NDO DL FDP I 0FE J E D I % % % %% - 3 I J C J DSDLRD , .-( - 6OMPP NOME ., - - , - 6OMPP OF L ( % NDO LF MPP ,( () NDO LF OF L ( :D MPP . , ( ) :D MPP NDO PG OD $ C R DC %)) %. 2 PG E MT EOM MNDO MLP (. ( 1FE - 3 I J C J 6OMPP NOME . . ) - 6OMPP OF L NDO LF L M D ( , - . ( NDO LF OF L % ( % :D L M D . , -)) :D L M D NDO PG OD $ C R DC %-) % 5ODD PG E MT (. (, , . - A reconciliation of GAAP to non-GAAP measures is provided within the tables at the end of this letter, in our earnings press release, and on our Investor Relations website. Joe Binz Chief Financial Officer Financial highlights

Q3 FY24 ALMUH T EUWIU RJ JM GEO )') UIYIQ I UI OW U T a M P % QdOQ Q OQ MSQ$ > ) > ) DIEU%RYIU% IEU UR WL IYIQ I F W SI GaN O U U %)0%,.. 0/)%/1) - AMU Q M OQ 2%.,) 2-% . /2$ C TQ 11% -, /)%.-1 -/ M QbQ aQ % 12% 1 2 .%-., ,) > ) > ) DIEU%RYIU% IEU UR WL IYIQ I F HISOR PIQW 8 aP 0),%),/ .,-%12 , 9M M 8Q Q ,/-% ,- %.. /- GQ bQ 2%0 ) 2-%,12 /2$ AM WQ MOQ M P TQ 2% ,1 /-%/ -, M QbQ aQ % 12% 1 2 .%-., ,) > ) > ) DIEU%RYIU% IEU UR WL IYIQ I F IR UESLMG UI MRQ 6YQ UOM ./-%,10 -..%)-- - :A:6 .))%)). ,./% -, -) 6 UM DMOURUO -%0,/ )-% // ) M QbQ aQ % 12% 1 2 .%-., ,) Highlights for Q3’24 include: All growth comparisons below relate to the corresponding period of last year, unless otherwise noted. • Revenue of $1,189 million increased 30%, driven by growth in our Cloud and Data Center offerings. • GAAP gross margin of 82% and non-GAAP gross margin of 85% were flat. • GAAP operating income was $18 million and GAAP operating margin of 1% increased approximately 19 percentage points. Non-GAAP operating income was $317 million and non-GAAP operating margin of 27% increased approximately 5 percentage points driven by greater operating leverage. • Operating cash flow of $565 million increased 60% driven primarily by strong collections on record billings. Free cash flow of $555 million increased 59%. Revenue (U.S. $ in thousands, except percentage data) 11

Revenues by deployment

(U.S. $ in millions, except percentage data)


Server (1)
Marketplace and other (2)
Data Center
Cloud
Note: revenue totals may not foot due to rounding
$873
$106
$60
$194
$512
$915
$94
$65
$222
$535
$939
$86
$58
$232
$563
$978
$79
$51
$243
$605
$1,060
$69
$63
$275
$653
$1,189
$30
$92
$364
$703
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24

Year-over-year growth %	Q2'23	Q3'23	Q4'23	Q1'24	Q2'24	Q3'24
Cloud	41%	34%	30%	27%	27%	31%
Data Center	40%	47%	46%	42%	41%	64%
Marketplace and other	20%	12%	17%	9%	5%	43%
Server	(22%)	(29%)	(27%)	(31%)	(35%)	(69%)
Total revenues	27%	24%	24%	21%	21%	30%

(1) Included in Server is perpetual license revenue. Perpetual license revenue is captured as other revenue on the Condensed Consolidated Statements of Operations.

(2) Included in Marketplace and other is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Condensed Consolidated Statements of Operations as the services are delivered over the term of the arrangement.

ATLASSIAN Q3 FY24 12

Q3 FY24 13 Revenue growth in Q3 was driven by subscription revenue, which grew 41%. Cloud revenue growth was in line with our expectations and grew 31% driven by paid seat expansion in existing customers, migrations from both Server and Data Center, and cross-sell of additional products. Prior quarter trends on the primary revenue growth drivers persisted in Q3, consistent with our expectations. Paid seat expansion remains challenged, with continued softness in SMB offset by relative strength in our enterprise customer segment. Trends around migrations, cross-sell of additional products, adoption of higher-value editions, and customer retention remained stable. Data Center revenue growth of 64% significantly exceeded our expectations driven by record migrations from Server, as well as strong expansion from existing customers. The impact of Server to Data Center migrations, net the impact from Data Center to Cloud migrations, benefited Data Center growth by approximately 36 points. The outperformance in migrations was driven by better-than-expected customer retention following the end-of-support for our Server offerings in February, underscoring the high-value nature of our products. As expected, most of those customers migrated to Data Center. Revenue growth also benefited from customers purchasing additional seats ahead of price changes implemented during the quarter. The contribution to Data Center revenue growth from the outperformance on migrations and customer purchasing in front of the price change was approximately 19 points and 8 points, respectively. Marketplace and other revenue growth of 43% also significantly exceeded our expectations, driven by customer purchasing of third-party apps in our Marketplace in conjunction with their Data Center subscriptions. This event-driven purchasing drove approximately 32 points of Marketplace and other revenue growth. As a reminder, revenue from sales of Marketplace apps is recognized in full at the time of sale. From a regional perspective, the outperformance in Data Center and related Marketplace app sales were primarily driven by partners in EMEA. Lastly, deferred revenue increased 40% year-over-year to $2.0 billion driven by continued growth in annual and multi-year agreements, which reflects increasing customer commitment to the Atlassian platform and roadmap.

Margins, operating expenses, and operating income (loss)

(U.S. $ in thousands, except percentage data)

	Q3'24	Q3'23
Gross margin		
GAAP gross margin	*82.1%*	*81.6%*
Non-GAAP gross margin	*84.6%*	*85.1%*
Total operating expenses		
GAAP operating expenses	$957,899	$908,368
Non-GAAP operating expenses	$689,480	$581,923
Research and development expenses		
GAAP research and development expenses	$576,490	$522,344
Non-GAAP research and development expenses	$386,074	$316,981
% of total revenues	*32.5%*	*34.6%*
Marketing and sales expenses		
GAAP marketing and sales expenses	$223,814	$220,921
Non-GAAP marketing and sales expenses	$186,785	$159,708
% of total revenues	*15.7%*	*17.4%*
General and administrative expenses		
GAAP general and administrative expenses	$157,595	$165,103
Non-GAAP general and administrative expenses	$116,621	$105,234
% of total revenues	*9.8%*	*11.5%*
Operating income		
GAAP operating income (loss)	$17,804	$(161,567)
Non-GAAP operating income	$316,517	$197,114
% of total revenues	*26.6%*	*21.5%*

GAAP operating expenses increased 5% year-over-year driven by higher employment costs, including bonus and stock-based compensation expenses. As a reminder, we incurred $98 million of restructuring charges in Q3'23. Headcount at the end of Q3'24 was 11,902, an increase of 479 from Q2'24 driven primarily by hiring in R&D and sales to drive key strategic priorities such as cloud migrations, serving enterprise customers, delivering innovative customer value across our product portfolio, and AI.

Non-GAAP operating expenses increased 18% year-over-year and were slightly lower than expected driven by savings in discretionary spending.

GAAP operating margin of 1% and non-GAAP operating margin of 27% benefited year-over-year from increased operating leverage. The outperformance on Data Center and Marketplace revenue in the quarter benefited GAAP and non-GAAP operating margins by over 5 points.

Net income

(U.S. $ in thousands, except per share data)

	Q3'24	Q3'23
GAAP results		
Net income (loss)	$12,752	($209,037)
Net income (loss) per share - diluted	$0.05	($0.81)
Non-GAAP results		
Net income	$232,496	$137,955
Net income per share - diluted	$0.89	$0.54

ATLASSIAN Q3 FY24 14

Free cash flow

(U.S. $ in thousands, except percentage data)

Free cash flow		Q3'24		Q3'23
GAAP net cash provided by operating activities	$	565,390	$	352,369
Less: Capital expenditures		(10,520)		(2,691)
Free cash flow	$	554,870	$	349,678
% of total revenues		*46.7 %*		*38.2 %*

Customers with >$10,000 in Cloud ARR

For each period ended


30,565
32,355
34,011
36,191
37,336
38,726
40,103
42,864
44,336
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24

We define the number of customers with Cloud ARR greater than $10,000 at the end of any particular period as the number of organizations with unique domains with an active Cloud subscription and greater than $10,000 in Cloud ARR. We define Cloud ARR as the annualized recurring revenue run-rate of Cloud subscription agreements at a point in time. We calculate Cloud ARR by taking the Cloud monthly recurring revenue ("Cloud MRR") run-rate and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Cloud ARR and Cloud MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates.

Financial targets

(U.S. $)

Q4'24

	GAAP Three Months Ending June 30, 2024
Revenue	$1,120 million to $1,135 million
Cloud revenue growth (year-over-year)	approx. 32%
Data Center revenue growth (year-over-year)	40% to 42%
Gross margin	81.0%
Operating margin	(7.0%)

	Non-GAAP Three Months Ending June 30, 2024
Gross margin	83.5%
Operating margin	18.5%

ATLASSIAN Q3 FY24
15

Q3 FY24 16 Q4'24 Outlook Total Revenue For Q4’24, we expect total company revenue to be in the range of $1,120 million to $1,135 million. This guidance implies full year FY24 revenue growth of approximately 23% and assumes neither improvement nor deterioration in macroeconomic conditions. Further detail and expected trends are provided below: SUBSCRIPTION REVENUE Cloud revenue We expect Q4’24 Cloud revenue growth of approximately 32% year-over-year, of which migrations will drive approximately 10 points. Our guidance assumes current trends across all core growth drivers persist into Q4 and that the rate of paid seat expansion in our SMB customer segment will remain challenged. Data Center revenue We expect Q4’24 Data Center revenue growth to be in the range of 40% to 42% year-over-year. Our guidance assumes revenue recognition from the outperformance on Q3 billings (a benefit of approximately 15 points to Data Center revenue growth in Q4), limited migrations from Server post end-of-support, and continued migrations to Cloud enabled by delivery of enterprise-grade platform capabilities and value. MAINTENANCE REVENUE We will no longer recognize Server revenue and therefore expect Server revenue to be zero in Q4’24.

Q3 FY24 17 OTHER REVENUE We expect Other revenue, which is primarily comprised of Marketplace revenue, to be roughly flat year-over-year in Q4'24, driven by continued sales mix shift to Cloud apps. As a reminder, there is a lower Marketplace take rate on third-party Cloud apps relative to Data Center apps to incentivize further Cloud app development. Gross margin We expect GAAP gross margin to be approximately 81.0% and non-GAAP gross margin to be approximately 83.5% in Q4'24. Our guidance assumes gross margins continue to decrease year- over-year driven by revenue mix shift to Cloud. Operating and free cash flow margin We expect GAAP operating margin to be approximately (7.0%) and non-GAAP operating margin to be approximately 18.5% in Q4’24. Operating expense growth will be driven by our continued investments in key strategic priorities to deliver long-term growth. Additionally, our flagship user conference, Team ’24, takes place in Q4, which drives quarter-to-quarter seasonality in operating expenses. Share count We continue to expect diluted share count to increase by less than 2% in FY24.

ATLASSIAN CORPORATION

Condensed consolidated statements of operations

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2024	2023	2024	2023
Revenues:				
Subscription	$ 1,071,355	$ 760,680	$ 2,855,518	$ 2,122,863
Maintenance	29,530	94,225	177,230	313,813
Other	88,243	60,548	194,265	158,873
Total revenues	1,189,128	915,453	3,227,013	2,595,549
Cost of revenues (1) (2)	213,425	168,652	585,990	463,989
Gross profit	975,703	746,801	2,641,023	2,131,560
Operating expenses:				
Research and development (1) (2)	576,490	522,344	1,595,007	1,395,026
Marketing and sales (1) (2)	223,814	220,921	637,894	567,240
General and administrative (1)	157,595	165,103	458,249	464,127
Total operating expenses	957,899	908,368	2,691,150	2,426,393
Operating income (loss)	17,804	(161,567)	(50,127)	(294,833)
Other income (expense), net	(10,990)	(943)	(23,964)	21,597
Interest income	21,414	15,047	69,233	29,153
Interest expense	(8,453)	(7,978)	(26,430)	(21,607)
Income (loss) before provision for income taxes	19,775	(155,441)	(31,288)	(265,690)
Provision for income taxes	(7,023)	(53,596)	(72,312)	(162,119)
Net income (loss)	$ 12,752	$ (209,037)	$ (103,600)	$ (427,809)
Net income (loss) per share attributable to Class A and Class B common stockholders:				
Basic	$ 0.05	$ (0.81)	$ (0.40)	$ (1.67)
Diluted	$ 0.05	$ (0.81)	$ (0.40)	$ (1.67)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:				
Basic	259,717	256,825	258,738	255,949
Diluted	261,778	256,825	258,738	255,949

(1) Amounts include stock-based compensation as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2024	2023	2024	2023
Cost of revenues	$ 17,840	$ 17,581	$ 53,874	$ 46,747
Research and development	190,322	167,994	528,587	447,465
Marketing and sales	33,383	36,571	103,832	97,922
General and administrative	40,974	41,281	121,652	110,709

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2024	2023	2024	2023
Cost of revenues	$ 12,454	$ 5,696	$ 25,282	$ 17,090
Research and development	94	94	281	281
Marketing and sales	3,646	2,365	8,723	7,376

ATLASSIAN Q3 FY24 18

ATLASSIAN CORPORATION

Condensed consolidated balance sheets

(U.S. $ in thousands)
(unaudited)

		March 31, 2024		June 30, 2023
Assets				
Current assets:				
Cash and cash equivalents	$	1,948,978	$	2,102,550
Marketable securities		163,318		10,000
Accounts receivable, net		646,082		477,678
Prepaid expenses and other current assets		155,551		146,136
Total current assets		2,913,929		2,736,364
Non-current assets:				
Property and equipment, net		80,961		81,402
Operating lease right-of-use assets		180,967		184,195
Strategic investments		220,125		225,538
Intangible assets, net		312,816		69,072
Goodwill		1,285,745		727,211
Deferred tax assets		2,780		9,945
Other non-current assets		65,942		73,052
Total assets	$	5,063,265	$	4,106,779
Liabilities and Stockholders' Equity				
Current liabilities:				
Accounts payable	$	188,241	$	159,293
Accrued expenses and other current liabilities		484,896		423,131
Deferred revenue, current portion		1,698,639		1,362,736
Operating lease liabilities, current portion		46,437		44,930
Term loan facility, current portion		50,000		37,500
Total current liabilities		2,468,213		2,027,590
Non-current liabilities:				
Deferred revenue, net of current portion		256,926		182,743
Operating lease liabilities, net of current portion		225,208		237,835
Term loan facility, net of current portion		924,724		962,093
Deferred tax liabilities		19,036		10,669
Other non-current liabilities		34,987		31,177
Total liabilities		3,929,094		3,452,107
Stockholders' equity				
Common stock		3		3
Additional paid-in capital		3,938,577		3,130,631
Accumulated other comprehensive income		13,767		34,002
Accumulated deficit		(2,818,176)		(2,509,964)
Total stockholders' equity		1,134,171		654,672
Total liabilities and stockholders' equity	$	5,063,265	$	4,106,779

ATLASSIAN Q3 FY24 19

ATLASSIAN CORPORATION

Condensed consolidated statements of cash flows

(U.S. $ in thousands)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,	
	2024	2023	2024	2023
Cash flows from operating activities:				
Net income (loss)	$ 12,752	$ (209,037)	$ (103,600)	$ (427,809)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:				
Depreciation and amortization	23,464	15,523	55,560	45,619
Stock-based compensation	282,519	263,427	807,945	702,843
Impairment charges for leases and leasehold improvements	—	61,098	—	61,098
Deferred income taxes	3,207	1,495	(98)	6,308
Gain on a non-cash sale of a controlling interest of a subsidiary	—	—	(1,378)	(45,158)
Net loss (income) on strategic investments	4,060	(1,812)	11,750	17,264
Net foreign currency loss (gain)	(2,276)	(177)	142	(6,005)
Other	412	1,381	698	1,611
Changes in operating assets and liabilities, net of business combinations:				
Accounts receivable, net	(119,819)	8,460	(166,494)	(38,031)
Prepaid expenses and other assets	(35,986)	(15,163)	(59,528)	(40,530)
Accounts payable	28,227	(27,700)	28,850	22,034
Accrued expenses and other liabilities	67,149	131,238	54,958	81,055
Deferred revenue	301,681	123,636	393,135	215,037
Net cash provided by operating activities	565,390	352,369	1,021,940	595,336
Cash flows from investing activities:				
Business combinations, net of cash acquired	—	—	(844,727)	(600)
Purchases of property and equipment	(10,520)	(2,691)	(19,522)	(23,227)
Purchases of strategic investments	(4,250)	(9,000)	(8,250)	(18,450)
Purchases of marketable securities	(74,544)	—	(213,690)	(10,000)
Proceeds from maturities of marketable securities	63,000	26,250	79,150	73,950
Proceeds from sales of marketable securities and strategic investments	—	8	61,392	629
Net cash provided by (used in) investing activities	(26,314)	14,567	(945,647)	22,302
Cash flows from financing activities:				
Principal payments of term loan facility	(12,500)	—	(25,000)	—
Repurchases of Class A Common Stock	(35,377)	(31,748)	(203,029)	(31,748)
Proceeds from other financing arrangements	—	2	—	1,398
Net cash used in financing activities	(47,877)	(31,746)	(228,029)	(30,350)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2,769)	421	(1,986)	(996)
Net increase (decrease) in cash, cash equivalents, and restricted cash	488,430	335,611	(153,722)	586,292
Cash, cash equivalents, and restricted cash at beginning of period	1,461,763	1,637,969	2,103,915	1,386,686
Net decrease in cash and cash equivalents included in assets held for sale	—	—	—	602
Cash, cash equivalents, and restricted cash at end of period	$ 1,950,193	$ 1,973,580	$ 1,950,193	$ 1,973,580

ATLASSIAN Q3 FY24

20

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP results

(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Nine Months Ended March 31, 2024	Nine Months Ended March 31, 2023
Gross profit				
GAAP gross profit	$ 975,703	$ 746,801	$ 2,641,023	$ 2,131,560
Plus: Stock-based compensation	17,840	17,293	53,874	46,459
Plus: Amortization of acquired intangible assets	12,454	5,696	25,282	17,090
Plus: Restructuring charges (1)	—	9,247	—	9,247
Non-GAAP gross profit	$ 1,005,997	$ 779,037	$ 2,720,179	$ 2,204,356
Gross margin				
GAAP gross margin	82%	82%	82%	82%
Plus: Stock-based compensation	2	2	1	2
Plus: Amortization of acquired intangible assets	1	—	1	1
Plus: Restructuring charges (1)	—%	1%	—%	—%
Non-GAAP gross margin	85%	85%	84%	85%
Operating income				
GAAP operating income (loss)	$ 17,804	$ (161,567)	$ (50,127)	$ (294,833)
Plus: Stock-based compensation	282,519	252,678	807,945	692,094
Plus: Amortization of acquired intangible assets	16,194	8,155	34,286	24,747
Plus: Restructuring charges (1)	—	97,848	—	97,848
Non-GAAP operating income	$ 316,517	$ 197,114	$ 792,104	$ 519,856
Operating margin				
GAAP operating margin	1%	(18%)	(2%)	(11%)
Plus: Stock-based compensation	25	28	26	26
Plus: Amortization of acquired intangible assets	1	1	1	1
Plus: Restructuring charges (1)	—	11	—	4
Non-GAAP operating margin	27%	22%	25%	20%
Net income				
GAAP net income (loss)	$ 12,752	$ (209,037)	$ (103,600)	$ (427,809)
Plus: Stock-based compensation	282,519	252,678	807,945	692,094
Plus: Amortization of acquired intangible assets	16,194	8,155	34,286	24,747
Plus: Restructuring charges (1)	—	97,848	—	97,848
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	—	—	(1,378)	(45,158)
Less: Income tax adjustments (2)	(78,969)	(11,689)	(146,271)	3,513
Non-GAAP net income	$ 232,496	$ 137,955	$ 590,982	$ 345,235
Net income per share				
GAAP net income (loss) per share - diluted	$ 0.05	$ (0.81)	$ (0.40)	$ (1.67)
Plus: Stock-based compensation	1.08	0.98	3.11	2.70
Plus: Amortization of acquired intangible assets	0.06	0.03	0.13	0.10
Plus: Restructuring charges (1)	—	0.39	—	0.39
Less: Gain on a non-cash sale of a controlling interest of a subsidiary	—	—	(0.01)	(0.18)
Less: Income tax adjustments (2)	(0.30)	(0.05)	(0.56)	0.01
Non-GAAP net income per share - diluted	$ 0.89	$ 0.54	$ 2.27	$ 1.35
Weighted-average diluted shares outstanding				
Weighted-average shares used in computing diluted GAAP net income (loss) per share	261,778	256,825	258,738	255,949
Plus: Dilution from dilutive securities (3)	—	425	1,273	590
Weighted-average shares used in computing diluted non-GAAP net income per share	261,778	257,250	260,011	256,539
Free cash flow				
GAAP net cash provided by operating activities	$ 565,390	$ 352,369	$ 1,021,940	$ 595,336
Less: Capital expenditures	(10,520)	(2,691)	(19,522)	(23,227)
Free cash flow	$ 554,870	$ 349,678	$ 1,002,418	$ 572,109

(1) Restructuring charges include stock-based compensation expense related to the rebalancing of resources for the three and nine months ended March 31, 2023.

(2) In fiscal year 2024, we began to utilize a fixed long-term projected non-GAAP tax rate in our computation of the non-GAAP income tax adjustments in order to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above. Additionally, we considered our current operating structure and other factors such as our existing tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. For fiscal year 2024, we determined the projected non-GAAP tax rate to be 27%. This fixed long-term projected non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Examples of the non-recurring and period specific items include but are not limited to changes in the valuation allowance related to deferred tax assets, effects resulting from acquisitions, and unusual or infrequently occurring items. We will periodically re-evaluate this long-term rate, as necessary, for significant events. The rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix or fundamental tax law changes in major jurisdictions where the company operates.

(3) The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the nine months ended March 31, 2024 and three and nine months ended March 31, 2023, respectively, because the effect would have been anti-dilutive.

ATLASSIAN Q3 FY24 21

ATLASSIAN CORPORATION

Reconciliation of GAAP to non-GAAP financial targets

(U.S. $)

	Three Months Ending June 30, 2024
GAAP gross margin	**81.0%**
Plus: Stock-based compensation	1.5
Plus: Amortization of acquired intangible assets	1.0
Non-GAAP gross margin	**83.5%**
GAAP operating margin	**(7.0%)**
Plus: Stock-based compensation	24.0
Plus: Amortization of acquired intangible assets	1.5
Non-GAAP operating margin	**18.5%**

ATLASSIAN Q3 FY24

22

Q3 FY24 23 FORWARD-LOOKING STATEMENTS This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “estimate,” or “continue,” and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward-looking, including risks and uncertainties related to statements about our products, product features, including AI capabilities, customers, Atlassian Platform, Atlassian Marketplace, Cloud and Data Center migrations, macroeconomic environment, anticipated growth, outlook, technology, potential benefits and synergies from Loom and other acquisitions, our Team Anywhere program, hiring capabilities, and other key strategic areas, and our financial targets such as total revenue, Cloud and Data Denter revenue and GAAP and non-GAAP financial measures including gross margin and operating margin. We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law. The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management’s beliefs and assumptions only as of the date such statements are made. Further information on these and other factors that could affect our financial results is included in filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, including the section titled “Risk Factors” in our most recently filed Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https:// investors.atlassian.com. ABOUT NON-GAAP FINANCIAL MEASURES In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit and non-GAAP gross margin, non-GAAP operating income and non-GAAP operating margin, non-GAAP net income, non- GAAP net income per diluted share and free cash flow (collectively, the “Non-GAAP Financial Measures”). These Non-GAAP Financial Measures, which may be different from similarly titled nonGAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non-GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance. Our Non-GAAP Financial Measures include: • Non-GAAP gross profit and Non-GAAP gross margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges. • Non-GAAP operating income and non-GAAP operating margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges. • Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, restructuring charges, gain on a non-cash sale of a controlling interest of a subsidiary, and the related income tax adjustments. • Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment. We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures. We encourage you to review the tables in this shareholder letter titled “Reconciliation of GAAP to Non-GAAP Results” and “Reconciliation of GAAP to Non-GAAP Financial Targets” that present such reconciliations. ABOUT ATLASSIAN Atlassian unleashes the potential of every team. Our agile & DevOps, IT service management and work management software helps teams organize, discuss, and complete shared work. The majority of the Fortune 500 and over 300,000 companies of all sizes worldwide - including NASA, Audi, Kiva, Deutsche Bank and Dropbox - rely on our solutions to help their teams work better together and deliver quality results on time. Learn more about our products, including Jira Software, Confluence and Jira Service Management at https://atlassian.com. Investor relations contact: Martin Lam, IR@atlassian.com Media contact: M-C Maple, press@atlassian.com